Exhibit 3.02
                          CERTIFICATE OF AMENDMENT
                                TO THE
                         CERTIFCATE OF INCORPORATION
                                   OF
                           HI-TECH VENTURES, INC.

     Pursuant to the provisions of Section 242, of the General Corporation Laws of the State of Delaware, Hi Tech Ventures, Inc., a Delaware corporation, hereinafter referred to as the "Corporation," hereby adopts the following Certificate of Amendment to its Certificate of Incorporation:

FIRST:     The name of the Corporation is Hi-Tech Ventures, Inc.

SECOND:     Article I of the Articles of Incorporation shall be amended to read as follows:

                            Article I

     The name of the corporation is Rubicon Medical Corporation

THIRD:     Article IV of the Articles of Incorporation shall be amended to read as follows:

                           Article IV

     The Corporation is authorized to issue a total of 105,000,000 shares, consisting of 5,000,000 shares of preferred stock having a par value of $0.001 per share (hereinafter referred to as "Preferred Stock") and 100,000,000 shares of common stock having a par value $0.001 per share (hereinafter
referred to as "Common Stock").   Shares of any class of stock may be issued,
without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors. The board of directors of this Corporation is hereby expressly granted authority, without shareholder action, and within the limits set forth in the General Corporate Laws of the State of Delaware, to:

     (a) designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

     (b) create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

     (c) alter or revoke the powers, preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

     (d) increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the board of directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto or thereto shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

Except as otherwise amended above Article I and IV shall remain unchanged and in full force and effect.

FOURTH:Pursuant to a majority vote of the Corporation's shareholders, a plan of recapitalization was approved providing for a 1 for 20 reverse split of the issued and outstanding shares of common stock of the Corporation reducing the 9,840,000 issued and outstanding shares of Common Stock of the Corporation to 492,000. The number of shares voted for the plan of recapitalization was 6,600,000 representing 67% of the issued and outstanding Common Stock, with no shares opposing or abstaining.

FIFTH:     By executing these Certificate of Amendment to the Certificate of
Incorporation, the president and secretary of the Corporation do hereby certify that on October 11, 2000, the foregoing amendment to the Certificate of Incorporation of Hi-Tech Ventures, Inc., was authorized and approved pursuant to Section 242 of the General Corporation Laws of the State of Delaware by the vote of the majority of the Corporation's shareholders. The number of issued and outstanding shares entitled to vote on the foregoing amendment to the Certificate of Incorporation was 9,840,000 of which 6,600,000 shares voted for, no shares voted against and no shares abstained from the foregoing amendment to the Certificate of Incorporation. No other class of shares was entitled to vote thereon as a class.

    DATED this 8th day of November, 2000

/S/Richard J. Linder, President

/S/Dennis M.  Nasella, Secretary

State of Utah          )
                       :
County of Salt Lake    )

     On this 8th day of November, 2000, personally appeared before me, the undersigned, a notary public, Richard J. Linder and Dennis M. Nasella, who being by me first duly sworn, declared that they are the president and secretary, respectively, of the above-named corporation, that they signed the foregoing Certificate of Amendment to the Certificate of Incorporation and that the statements contained therein are true.

WITNESS MY HAND AND OFFICIAL SEAL.

/S/Victor D. Schwarz
Notary Public